EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT ("Agreement") is made and entered into as of the date hereinafter set forth, by and among StreamTrack, Inc., a Wyoming Corporation ("StreamTrack") ("Seller"), on the one hand and Electric Lightwave, LLC, a wholly owned subsidiary of Integra Telecom Holdings, Inc., a Delaware limited liability company, with headquarters at 18110 SE 34th Street, Vancouver, WA 98683 ("Buyer") on the other. Collectively the Seller and Buyer are referred to as the ("Parties").

RECITALS

A. Seller is engaged in the business of Internet and mobile streaming, (the "Business").

B. Buyer desires to purchase from Seller assets related to the data center located in Santa Barbara, including equipment and inventory, and other assets of the Business listed in this Agreement.

C. Subject to the terms and conditions contained in this Agreement, Seller desires to sell to Buyer, and Buyer agrees to purchase from Seller, assets of Seller related to the Business.

NOW, THEREFORE, in consideration of the mutual covenants, representations, and warranties contained in this Agreement, the parties agree as follows:

ARTICLE 1

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

1.1. Purchase and Sale of Assets. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, at Closing (as defined below), all of Seller's right, title, and interest in and to the following assets as more specifically listed on the attached Schedules 1, 2 and 3 used by Seller in connection with the operation of the Business (the "Assets"). Buyer shall not acquire any interest in the assets of Seller which are not listed on the attached Schedules to this Agreement.

(a) All tangible personal property, furnishings, fixtures, equipment, machinery, parts, accessories, inventory, and any other property listed on Schedule 1 (the "Personal Property");

(b) All written contracts, leases, agreements, equipment leases, warranties, and other rights or agreements, listed on Schedule 2 and Schedule 3 (the "Contracts");

1.2. Assumption of Liabilities. Buyer shall not be liable for any of Seller's liabilities of any kind or nature. See Schedule 4 (the "Liabilities").

1.3. No Permitted Liens. Seller shall convey title to the Assets to Buyer free and clear of all liens, security interests, and encumbrances of any kind or nature.

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ARTICLE 2

ASSUMPTION OF CERTAIN LIABILITIES

2.1. Buyer shall not assume or become liable for any obligations, commitments, or liabilities of Seller, whether known or unknown, absolute, contingent, or otherwise, and whether or not related to the Assets, including, without limitation, any employment, business, sales, or use tax relating to Seller's operation of the Business and use and ownership of the Assets prior to the Closing. Seller agrees to pay, perform and discharge all of the liabilities of the Business which are not assumed by the Buyer, including all payables of the Business incurred by Seller at or prior to the Closing.

ARTICLE 3

CONSIDERATION

3.1. Purchase Price. The purchase price to be paid by Buyer to Seller for the Assets shall be $150,000.00 cash upon Closing Date.

3.2 Value of Liabilities. The total value of the Liabilities assumed by Buyer pursuant to this Agreement shall be $0.00.

ARTICLE 4

CLOSING

4.1. Time and Place of Closing. The closing for the purchase and sale of the Assets (the "Closing") shall be held at the offices of StreamTrack, Inc., 345 Chapala St., Santa Barbara, CA 93101 on February 15, 2016 at 1:00 o'clock pm local time, or at such other later time and place as the parties may mutually agree in writing, and shall be effective as of the complete transfer of all Assets to Buyer as provided in this Agreement (the "Closing Date"). At Closing, Seller shall transfer and convey title to the Assets to Buyer as provided in this Agreement.

4.2. Seller's Closing Obligations. At the Closing, Seller shall execute, acknowledge, and deliver, as appropriate, each of the following items:

(a) A duly executed bill of sale (the "Bill of Sale"), in substantially the form attached as Exhibit A and incorporated by reference, conveying all of Seller's right, title, and interest in and to the Personal Property to Buyer.

(b) An assignment and assumption of the leases delineated in Schedule 2 executed by Seller and the authorized agent of the landlord/owner of the building and space(s) of such leases ("Assignment and Assumption"). The Assignment and Assumption shall provide that Seller shall assign to Buyer all of its right, title and interest in and to, and Buyer shall accept and assume all of Seller's obligations which accrue and arise after the Closing Date in respect of the Contracts and that the landlord/owner authorizes and approves such assignment and assumption.

(c) All other good and sufficient instruments and documents of conveyance and transfer as shall be necessary and effective to transfer, convey, and assign to Buyer at the Closing all of Seller's right, title, and interest in and to the Assets, free and clear of any liens or encumbrances as required by the terms of this Agreement.

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4.3. Buyer's Closing Obligations. At the Closing, Buyer shall execute, acknowledge, and deliver, as appropriate, each of the following items:

(a) Any funds as may be necessary to comply with Buyer's obligations of payment under this Agreement.

(b) Executed counterparts of any documents required to be signed by Buyer pursuant to this Agreement.

(c) All other instruments and documents necessary to consummate the transactions contemplated by this Agreement.

4.4. Expenses of Closing. The expenses of Closing shall be paid as follows:

(a) Buyer shall pay all sales and use taxes arising out of the transfer of the Assets, if any.

(b) Except as otherwise expressly provided in this Agreement, all other Closing fees and costs, including, but not limited to, legal fees, accounting fees, consulting fees, and other incidental expenses in connection with the transactions contemplated by this Agreement shall be borne by the party that incurs the expenses.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER

5.1. Seller's Representations and Warranties. Seller makes the following representations and warranties to Buyer, each of which is true and correct as of the date of this Agreement, and will be true and correct as of the Closing Date:

(a) The Assets are being sold on an "as-is" basis.

(b) The execution and delivery of this Agreement and the documents contemplated hereby and the performance by Seller of its obligations hereunder and thereunder have been duly and validly authorized by all necessary corporate (or other entity type) action. Seller has full legal power and authority to enter into and perform this Agreement, and this Agreement constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms.

(c) The execution and delivery of this Agreement does not conflict with, violate, or constitute a default under the terms, conditions, or provisions of any agreement or instrument to which Seller is a party, or any law, judgment, or order of which Seller is aware, and will not result in the creation of any lien, security interest, or encumbrance on any of the Assets.

(d) There are no actions, suits, proceedings, or claims now pending, or, to the best of Seller's knowledge, threatened against Seller or the Assets that would affect Seller's ability to fulfill Seller's obligations under this Agreement or that would impair the value of the Assets.

(e) Seller will have at Closing good and marketable title to the Assets free and clear of all liens, charges, and encumbrances.

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5.2. Correctness of Representations. No representation or warranty of Seller in this Agreement or any other information furnished by Seller pursuant to this Agreement contains any untrue statement of material fact or fails to state any fact necessary in order to make the statements not misleading in any material respect. All statements, representations, and other information provided by Seller to Buyer shall be true and correct on and as of the Closing Date as though made on that date.

5.3. Responsibility for Liabilities. Seller will be liable for all damages, including, but not limited to, actual, consequential and special damages resulting from any misrepresentations of the above stated facts.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER

6.1. Buyer's Representations and Warranties. Buyer makes the following representations and warranties to Seller, each of which is true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date:

(a) Buyer has full legal power and authority to enter into and perform this Agreement, and this Agreement constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms.

(b) The execution and delivery of this Agreement does not conflict with, violate, or constitute a default under the terms, conditions, or provisions of any agreement or instrument to which Buyer is a party, or any law, judgment, or order of which Buyer is aware, and will not result in the creation of any lien, security interest, or encumbrance on any of the Assets.

(c) There is no action, proceeding, or claim pending, or, to Buyer's knowledge, threatened, against Buyer that would affect Buyer's ability to consummate the transactions contemplated by this Agreement.

(d) No consent, approval, or authorization of or declaration, filing, or registration with any governmental or regulatory authority is required in connection with the execution, delivery, and performance by Buyer of this Agreement or the consummation of the transactions contemplated by the Agreement.

6.2. Correctness of Representations. No representation or warranty of Buyer in this Agreement or any other information furnished by Buyer pursuant to this Agreement contains any untrue statement of material fact or fails to state any fact necessary in order to make the statements not misleading in any material respect. All statements, representations, exhibits, and other information provided by Buyer to Seller shall be true and correct on and as of the Closing Date as though made on that date.

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ARTICLE 7

MUTUAL COVENANTS

7.1. Further Assurances Prior to Closing. Seller and Buyer shall, prior to Closing, execute any and all documents and perform any and all acts reasonably necessary, incidental, or appropriate to effect the transactions contemplated by this Agreement.

7.2. Notification of Changed Circumstances. At any time prior to the Closing, if either party becomes aware of any fact or circumstance that would materially change a representation or warranty made under this Agreement, the party with knowledge of those facts shall notify the other in writing as soon as possible after the discovery of the changed circumstances.

7.3. Broker's Fees. Each party represents and warrants that no broker, finder, or any other person or entity has any claim for any brokerage commissions or fees in connection with any of the transactions contemplated by this Agreement. Each party shall indemnify the other against any claim or loss suffered as a result of any claim for brokerage commissions or fees payable, or claimed to be payable, on the basis of any actions in connection with this Agreement.

7.4. Accounts Receivable; Collection. All accounts receivable of the Business as of the Closing Date are being retained by Seller. In the event Buyer shall receive any amounts due to Seller pursuant to such accounts receivable, Buyer shall remit such amounts to Seller at the end of each month. In the event Buyer or Seller shall receive any amounts due to the other under this Agreement after the Closing Date, Buyer and/or Seller shall remit such amounts to the other before the end of each month. Nothing in this Agreement shall obligate Buyer to initiate or prosecute any collection or other action with respect to any accounts receivable retained by Seller; provided that Buyer shall cooperate with Seller in any such action initiated by Seller. All future receivables generated post closing subsequent to the Closing Date shall become the property and asset of Buyer.

7.5 Accounts Payable. All of Seller's liabilities shall remain the liability of Seller.

ARTICLE 8

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

8.1. Buyer's Conditions. The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

(a) The representations and warranties of Seller set forth in Article 5 shall be true and correct as of the Closing Date.

(b) Seller shall have performed and complied with all of the agreements, covenants, and conditions required of Seller by this Agreement on or before the Closing Date.

(c) No action, suit, or proceeding before any court or any governmental body or authority that would in any way affect the Assets or the ability of the parties to consummate the transactions contemplated by this Agreement shall have been instituted or threatened on or before the Closing Date.

(d) The Assets shall be in substantially the same condition on the Closing Date as they were three (3) months prior to the Closing Date, and there shall be no loss or damage to the property prior to the Closing. The assets shall all be in good working order as represented by Seller to Buyer.

(e) The parties shall have obtained all necessary agreements and consents of any parties required to consummate the transactions contemplated by this Agreement. All assets will be transferred with clear title free of any superior claims or liens on the title.

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8.2. Seller's Conditions. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

(a) The representations and warranties of Buyer set forth in Article 6 shall be true and correct as of the Closing Date.

(b) Buyer shall have performed and complied with all of the agreements, covenants, and conditions required of Buyer by this Agreement on or before the Closing Date.

(c) No action, suit, or proceeding before any court or any governmental body or authority that would in any way affect the Assets or the ability of the parties to consummate the transactions contemplated by this Agreement shall have been instituted or threatened on or before the Closing Date.

(d) The parties shall have obtained all necessary agreements and consents of any parties required to consummate the transactions contemplated by this Agreement.

8.3 Failure to Satisfy Conditions. Any of a party's conditions precedent may be waived in whole or in part by such party in writing at any time on or before the Closing Date. In the event all conditions precedent have not been waived by a party or satisfied in full on or before the Closing Date, such party may elect to terminate this Agreement as provided in Article 11.

ARTICLE 9

CONTRACTS DELINEATED IN SCHEDULE 2

9.1 Seller represents and warrants that the Schedule 2 sets forth a true and complete list of all leases, subleases, licenses, concessions and other agreements of Seller and used in or necessary for the conduct of the Business as currently conducted within 101 W Gutierrez St, Santa Barbara, CA 93101, together with all rights, title and interest of Seller in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith (collectively, the "Leased Real Property"), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property (collectively, the "Leases"). Seller has delivered to Buyer a true and complete copy of each Lease. With respect to each Lease:

(i) such Lease is valid, binding, enforceable and in full force and effect, and Seller enjoys peaceful and undisturbed possession of the Leased Real Property;

(ii) Seller is not in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Seller has paid all rent due and payable under such Lease;

(iii) Seller has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Leases and, to the knowledge of Seller, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(iv) Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof:

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(v) Seller has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property; and

(vi) Seller has not received any written notice of (i) violations of building codes or zoning ordinances or other governmental or regulatory laws affecting the Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to materially and adversely affect the ability to operate the Real Property as currently operated. Neither the whole nor any material portion of any Real Property has been damaged or destroyed by fire or other casualty.

ARTICLE 10

TERMINATION

10.1. Termination. This Agreement may be terminated: (a) by the mutual consent of Buyer and Seller at any time prior to the Closing; (b) by either party if the Closing has not occurred on or before February 26, 2016; (c) by Buyer if Seller has not adhered to the conditions of Article 4.2.

10.2. Remedies Cumulative. The remedies set forth in this Agreement are cumulative and not exclusive of any other legal or equitable remedy otherwise available to any party.

ARTICLE 11

INDEMNIFICATION

11.1. Seller's Indemnification. In addition to any other agreement on the part of Seller to indemnify Buyer set forth in this Agreement, Seller shall indemnify and hold Buyer harmless from and against any and all loss, cost, damage, claim, including Environmental Claims (as defined below), liability, or expense, including reasonable attorney fees and costs, in any way arising from or related to (a) Seller's ownership or use of the Assets, or Seller's operation of the Business, prior to the Closing Date, (b) the failure or falsity of any representation or warranty of Seller contained in this Agreement, or (c) the failure by Seller to observe or perform any other covenant or agreement to be observed or performed by Seller under this Agreement.

11.1(a) "Environmental Claim(s)" means any action, governmental order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, release of, or exposure to, any hazardous materials; or (b) any actual or alleged non-compliance with any environmental law or term or condition of any environmental permit.

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11.2. Buyer's Indemnification. In addition to any other agreement on the part of Buyer to indemnify Seller set forth in this Agreement, Buyer shall indemnify and hold Seller harmless from and against any and all loss, cost, damage, claim, liability, or expense, including reasonable attorney fees and costs, in any way arising from or related to (a) Buyer's ownership or use of the Assets, or Buyer's operation of the Business, from and after the Closing Date, (b) the failure or falsity of any representation or warranty of Buyer contained in this Agreement, or (c) the failure by Buyer to observe or perform any other covenant or agreement to be observed or performed by Buyer under this Agreement.

11.3. Survival of Indemnities. The mutual agreements to indemnify set forth in this Article 11 shall survive the Closing.

ARTICLE 12

INTENTIONALLY LEFT BLANK

ARTICLE 13

GENERAL PROVISIONS

13.1. Assignment. The respective rights and obligations of the parties to this Agreement may not be assigned by any party without the prior written consent of the other, which consent may not be unreasonably withheld or delayed.

13.2. Successors and Assigns. The terms and provisions of this Agreement shall be binding on and inure to the benefit of the successors and permitted assigns of the parties.

13.3. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter of this Agreement.

13.4. Modification and Waiver. This Agreement may not be amended, modified, or supplemented except by written agreement signed by the party against which the enforcement of the amendment, modification, or supplement is sought. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision. No waiver shall be binding unless executed in writing by the party making the waiver.

13.5. Attorney Fees. If any legal action or other proceeding is brought to enforce the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorney fees and other costs incurred in the action or proceeding, in addition to any other relief to which the prevailing party may be entitled.

13.6. Fees and Expenses. Except as otherwise specifically provided in this Agreement, Seller and Buyer shall pay their own fees and expenses in connection with the negotiation and consummation of the transactions contemplated by this Agreement.

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13.7. Notices. All notices, requests, demands, and other communications required by this Agreement shall be in writing and shall be (a) delivered in person or by courier, (b) mailed by first class registered or certified mail, or (c) delivered by facsimile transmission, to the addresses set forth above, or to such other address as a party may designate to the other in writing. If delivered personally or by courier, the date on which the notice, request, instruction, or document is delivered shall be the date on which the delivery is made, and if delivered by facsimile transmission or mail as aforesaid, the date on which the notice, request, instruction, or document is received shall be the date of delivery.

13.8. Headings. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement, and shall not affect in any way the meaning or interpretation of this Agreement.

13.9. Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one counterpart has been signed by each party and delivered to the other party hereto. The transmission of a facsimile of any original signed counterpart of this Agreement (or any amendment hereto or any other document delivered pursuant hereto) by telecopier sent pursuant to Section 13.7 shall be treated for all purposes as the delivery of an original signed counterpart.

13.10. Time of Essence. Time shall be of the essence with respect to the obligations of the parties to this Agreement.

13.11. Governing Law. This Agreement shall be governed by and construed under the laws of the State of California.

13.12. Severability. In the event any provision of this Agreement is deemed to be invalid, illegal, or unenforceable, all other provisions of the Agreement that are not affected by the invalidity, illegality, or unenforceability shall remain in full force and effect.

13.13. Further Assurances. Sellers and Buyer shall cooperate as either party requests from time to time in providing information either party requests, providing truthful testimony in litigation, assisting in audits and investigations, recalling past actions taken, and executing further instruments and documents to further confirm the transactions provided for in this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the 12th day of February, 2016.

SELLER

StreamTrack, Inc.

By:	/s/ Michael Hill
Michael Hill, CEO

BUYER

Electric Lightwave,, LLC.

By:	/s/ Dan Stoll
Dan Stoll, President

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Schedule 1 – List of Assets/Equipment

Data Center Facilities	Quantity	Condition
50 KVA Generator	1	Good, serviced 2015
3 ton HVAC	2	Excellent
Halon Fire suppression	1	Good
Lockable cabinets	16	Good
400 sq ft. cage	1	Good
480 amp DC Power Batteries	2	One side is down
DC Rectifiers	3	Good
Keypad Security system	1	Good
Ferrus UPS (AC)		Good, batteries repl. 2012
Data Racks	3	Good
Server Cabinets	2	Good
Desk	1
Chair	1
Stools	2

Data Vendor Facilities	Connections	Facilities	State
Verizon	2	Cage -single data rack and 4G Fiber Pop	No Service
Cox	2	2 Cabinets	No Service

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Schedule 2 – List of Contracts

Agreement

1. Commercial Multi-Tenant Lease dated May 15, 2012 for the location 105 West Gutierrez St, Santa Barbara, CA 93101 mixed use building known as 101 West Gutierrez St.

2. Standard Lease Option to Extend dated May 15, 2012 for the Lessor to extend the term of this lease for two (2) additional twenty-four (24) month periods.

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Schedule 3 – Customer Contracts and Lists

1. OpticAccess, LLC Service Agreement and Service Order dated February 28, 2013

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Schedule 4 – List of Liabilities

1. None

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Exhibit A – Bill of Sale

BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS, that StreamTrack, Inc.,a California corporation ("Seller"), in exchange for $150,000.00 cash payment, on date herewith given by Electric Lightwave, LLC ("Buyer") in favor of Seller, does hereby grant, sell, convey, assign, transfer and deliver unto the Buyer, its successors and assigns, all of Seller's right, title and interest in and to the possessions listed on Schedules 1-4 hereto, to have and to hold, unto Buyer, its successors and assigns, forever.

This Bill of Sale shall be governed by and shall be construed in accordance with the laws of California, without regard to principles of conflicts of laws.

IN WITNESS WHEREOF, the Seller has caused this Bill of Sale to be duly executed and delivered as of February 12, 2016.

SELLER

StreamTrack, Inc., a California corporation

By:
Name:	Michael Hill
Title:	CEO

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